POWER OF ATTORNEY


	The undersigned, a director of The Southern Company, hereby makes, constitutes, and appoints Myra C. Bierria, Sarah E. Cash, Marcia R. DeMar and Laura O.
Hewett, my agents and attorneys-in-fact, for the limited purpose of signing on my behalf, and causing to be filed with the Securities and Exchange Commission
Form ID and Initial Statement of Beneficial Ownership of Securities, Statement
of Changes in Beneficial Ownership, and Annual Statement of Changes in
Beneficial Ownership, on Forms 3, 4, and 5, respectively, and any appropriate amendment or amendments thereto.

	This power of attorney shall remain in effect until my obligation to file the aforementioned reports as a director of The Southern Company ceases, unless earlier revoked by me by written document delivered to the Corporate Secretary of The Southern Company.

	Effective the 15th day of July, 2018.




			/s/
		Juanita Powell Baranco